Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMORIS SERVICES CORPORATION COMPLETES ACQUISITION OF

JAMES CONSTRUCTION GROUP L.L.C

AND ANNOUNCES ADDITION OF 2 NEW DIRECTORS

Lake Forest, CA — December 21, 2009 — Primoris Services Corporation (Nasdaq: PRIM; PRIMW; PRIMU) (“Primoris” or the “Company”), one of the largest specialty contractors and engineering companies in the United States, today announced that it completed the acquisition of James Construction Group, L.L.C. (“James Construction Group”) on December 18, 2009 and, as part of the transaction, added two new Class C directors.

James Construction Group, one of the largest privately-held construction companies in the southeastern United States, has become a wholly-owned subsidiary of Primoris.  The acquisition is expected to fortify and broaden Primoris’s geographic reach throughout the Gulf Coast region (Texas through Florida), expand the Company’s portfolio of services to include significant experience and expertise in heavy civil construction, and add a competent and well-respected team of construction and operating professionals.  For the year ended December 31, 2008, James Construction Group generated revenues of approximately $410 million and an operating profit of approximately $33 million.  At September 30, 2009, James Construction Group had approximately $570 million of backlog.  Primoris expects that the transaction will be immediately accretive to its earnings per share.

Total consideration of approximately $135 million was comprised of $7 million in cash paid at closing, a five-year $53.5 million promissory note with escalating interest of 5% to 8% and 81,852.78 shares of Primoris preferred stock valued at approximately $64.5 million. Each preferred share issued at closing will be converted to 100 shares of Primoris common stock following completion of a proxy statement and shareholder vote, which is expected in early February 2010.  Primoris and James Construction Group also agreed to an incentive provision that could provide an additional $10 million of Primoris common stock based on James Construction Group attaining a specified financial goal for the year ending December 31, 2010. The pricing for those shares will be calculated using closing prices in December 2010.

The two new directors are Mr. Robert A. Tinstman and Mr. Michael D. Killgore.  Mr. Tinstman is currently the President of Tinstman and Associates, LLC.  He graduated from University of Wisconsin, Platteville, with a B.S., Mining Engineering in 1968.  From 1974-1999, he was employed by Morrison Knudsen and served as the company’s President/Chief Executive Officer for the period 1995-1999.  Mr. Tinstman was the Executive Chairman of James Construction Group from 2003-2007.  Mr. Tinstman is a registered Professional Engineer in the state of Idaho.

Mr. Killgore received a B.S. Civil Engineering degree from Louisiana Tech University in 1978 and has been employed by James Construction Group and its predecessor companies since 1977.  He has been Chief Executive Officer of James Construction Group since 2007.  Mr. Killgore is a registered Civil and Environmental Engineer in the state of Louisiana.

As Class C directors, both Mr. Tinstman and Mr. Killgore will serve terms that expire at the annual meeting in 2011.  The Primoris Board of Directors determined that Mr. Tinstman meets the NASDAQ rules for an independent director.

Brian Pratt, Primoris Chairman, President and CEO of Primoris, commented: “The completion of the acquisition of James Construction Group provides us with a great platform to significantly expand our services in the southeastern United States.  While we are very excited about the new dynamics this addition brings our Company, we understand that the real work lies ahead in making the two companies into one. With the common characteristics of our cultures, we believe that the integration process, while not being effortless, will be very successful in the ultimate goal of delivering greater value to our stakeholders, both new and legacy.”

Mr. Pratt concluded, “I am pleased that we are able to add to our board two individuals with the significant industry experience of Bob and Mike and am confident that they will be great contributors as we face the challenges of the next decade.”

About Primoris

Primoris, through various subsidiaries, is one of the largest specialty contractors and engineering companies in the United States, primarily serving the growing power and energy sectors. Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers. With the addition of the James Construction Group, Primoris has a significant presence in the Gulf States where it provides heavy civil construction services.  Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California. For additional information on Primoris, please visit www.primoriscorp.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the year ended December 31, 2008 and other filings with the Securities and Exchange Commission, including the Company’s Form 10-Q filed on November 12, 2009. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Primoris Services Corporation
Peter J. Moerbeek, Executive Vice President, Chief  Financial Officer
(949) 454-7121
pmoerbeek@primoriscorp.com

The Equity Group Inc.
Devin Sullivan, Senior Vice President
(212) 836-9608
dsullivan@equityny.com

Gerrard Lobo, Senior Account Executive
(212) 836-9610
globo@equityny.com